EX-99.B-77C

                           WADDELL & REED FUNDS, INC.

SUB-ITEM 77C:  Submission of matters to a vote of security
               holders:

(a)  A Special Meeting of Shareholders was held June 22, 1999.

(b)  Auditors were approved.

(c)  Matters voted upon at the Special Meeting:

Item 1.        To elect the Board of Directors:

                                                   Broker
                                For    Withhold   Non-Votes*
J. Concannon             42,388,448   4,430,588       0
J. Dillingham            42,407,564   4,411,472       0
D. Gardner               42,379,766   4,439,270       0
L. Graves                42,362,538   4,456,498       0
J. Harroz Jr.            42,343,391   4,475,645       0
J. Hayes                 42,336,292   4,482,744       0
R. Hechler               42,377,128   4,441,908       0
H. Herrmann              42,375,876   4,443,160       0
G. Johnson               42,341,135   4,477,901       0
W. Morgan                42,398,841   4,420,195       0
R. Reimer                42,356,739   4,462,297       0
F. Ross                  42,406,695   4,412,341       0
E. Schwartz              42,376,747   4,442,289       0
K. Tucker                42,396,023   4,423,013       0
F. Vogel                 42,384,521   4,434,515       0

Item 2. To ratify the selection of Deloitte & Touche LLP as the Fund's independent accountants for its current fiscal year:

                                                    Broker
                   For      Against     Abstain   Non-Votes*
            41,810,901      374,728   4,633,407       0

Item 3. To approve or disapprove the amendment to the Fund's investment management agreement with Waddell & Reed Investment Management Company:

                                                           Broker
                             For    Against     AbstainNon-Votes*
Asset Strategy Fund    1,275,265     20,746       71,955        0
Growth Fund           11,978,168     527,306   2,082,801   18,533
High Income Fund         1,045,982    42,604      169,226       0
International Growth
 Fund                    2,657,538  111,495       446,329      61
Limited-Term Bond
 Fund                    975,829     54,390       29,064        0
Municipal Bond Fund      1,890,271    38,967     123,008        0
Science and Technology
 Fund                    974,611     38,559       223,890       0
Total Return Fund       19,490,423   755,093    1,776,922       0

Item 4. To approve or disapprove amendment of the Fund's policy regarding securities lending:

                                                           Broker
                             For    Against     AbstainNon-Votes*
Asset Strategy Fund    1,269,313     23,212      75,442         0
Growth Fund           11,975,126    371,476   2,241,674    18,533
High Income Fund        1,070,554     12,933    174,325         0
International Growth
 Fund                  2,641,795     96,050     477,516        61
Limited-Term Bond
 Fund                    992,314     32,237      34,732         0
Municipal Bond Fund            0          0           0         0
Science and Technology
 Fund                    975,807     22,716     238,537         0
Total Return Fund     19,435,429    567,557   2,019,452         0

Item 5. To approve or disapprove the Fund's Articles of Incorporation to change the par value of Fund shares to $0.001:

                                                    Broker
                   For      Against     Abstain   Non-Votes*
            39,643,495    1,159,005   6,016,536         0

*Broker non-votes are proxies received by the Fund from brokers or nominees when the broker or nominee neither has received instructions from the beneficial owner or other persons entitled to vote nor has discretionary power to vote on a particular matter.